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                                                             EXHIBIT 4



                      CROWN CENTRAL PETROLEUM CORPORATION

                                   and

                         FIRST UNION NATIONAL BANK,

                                Rights Agent


                   SECOND AMENDMENT TO RIGHTS AGREEMENT


                       Dated as of December 17, 2000

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                   SECOND AMENDMENT TO RIGHTS AGREEMENT

     THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Second Amendment") is entered into as of the 17th day of December, 2000, by and between Crown Central Petroleum Corporation, a Maryland corporation (the "Company"), and First Union National Bank, a national banking association, as rights agent (the "Rights Agent"), and amends that certain Rights Agreement dated as of February 1, 2000 by and between the Company and the Rights Agent (the "Rights Agreement"), as amended by the First Amendment to the Rights Agreement dated as of April 10, 2000 (the "First Amendment").

                               RECITALS

     A. On February 1, 2000, in order to preserve for stockholders the long-term value of the Company, the Board of Directors of the Company adopted resolutions authorizing, among other things, (i) a dividend with respect to shares of common stock of the Company outstanding on February 15, 2000 of one Series A Preferred share purchase right (a "Series A Right") for each share of Class A common stock ("Class A Common") and one Series B Preferred share purchase right (a "Series B Right") for each share of Class B common stock ("Class B Common"; the Class A Common and the Class B Common are hereinafter collectively referred to as "Common Stock" and the Series A Rights and the Series B Rights are hereinafter collectively referred to as the "Rights"), (ii) execution of the Rights Agreement by the Company and the Rights Agent in order to set forth certain terms and conditions with respect to the Rights, and (iii) the appointment of the Rights Agent under the Rights Agreement.

     B.     The Rights Agent and the Company then entered into the Rights
Agreement.

     C. Section 27 of the Rights Agreement permits amendment thereof upon execution by the Company and the Rights Agent of a written agreement setting forth such amendment. By the First Amendment, the Company and the Rights Agent amended the Rights Agreement to change the definition of "Final Expiration Date" in Section 7(a).

     D. The Company and the Rights Agent desire to (i) amend the Rights Agreement to change the definitions of "Acquiring Person" in
Section 1(a), "Beneficial Owner" and

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"beneficially own" in Section 1(e), and "Approved Transaction" in Section
1(c), and (ii) further amend the Rights Agreement to change the definition of "Final Expiration Date" in Section 7(a).

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree that the Rights Agreement is amended as follows:

          1. Section 1(a) of the Rights Agreement is hereby deleted and the following new Section 1(a) inserted in lieu thereof:

     (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a Substantial Block of either Class of Common Stock, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" solely:

     (i) as the result of an acquisition of Common Stock by the Company which, by reducing the total number of Common Stock of either Class outstanding causes such Person to become the Beneficial Owner of a Substantial Block; provided, however, that if a Person shall become the Beneficial Owner of a Substantial Block of either Class of Common Stock solely as the result of an acquisition of Common Stock by the Company and shall, after such stock purchases by the Company, become the Beneficial Owner of any additional Common Stock of either Class, then such Person shall be deemed to be an "Acquiring Person";

     (ii) as a result of shares of Common Stock (A) acquired pursuant to and in


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accordance with an Approved Transaction, (B) acquired pursuant to any agreement, arrangement or understanding entered into in connection with or to facilitate the consummation of an Approved Transaction by such Person and/or such Person's Affiliates and/or Associates, where such Approved Transaction is not consummated and such shares of Common Stock are acquired after the latest date on which the Final Expiration Date can occur pursuant to this Agreement as it exists on the date on which such agreement, arrangement or understanding is entered into, or (C) acquired pursuant to or in connection with the Related Transaction Documents (as such term is defined in Section 1(c) of this Agreement), provided that any acquisition of securities pursuant to the Related Transaction Documents shall not be consummated prior to the latest date on which the Final Expiration Date can occur pursuant to this Agreement as it exists on the date on which such agreement, arrangement or understanding is entered into.

     Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock of the Class with respect to which that Person has a Substantial Block so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall be deemed not to be an "Acquiring Person" for the purposes of this Agreement.

     2. Section 1(c) of the Rights Agreement is hereby deleted and the following new Section 1(c) inserted in lieu thereof:

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     (c)     "Approved Transaction" shall mean (i) a tender offer to all of the holders of each class of Common Stock (A) which provides for the acquisition by the tender offeror of all of the issued and outstanding shares of both Class A Common and Class B Common (other than shares of Common Stock held by an Acquiring Person or its Associates or Affiliates) solely for cash; (B) following which tender offer the tender offeror exercises reasonable best efforts to consummate a statutory merger within 90 days of the date of the tender offer pursuant to which the shares of Common Stock not tendered pursuant to the tender offer are exchanged for cash on terms no less favorable to the holders of such Common Stock as was offered in the tender offer; and (C) which a majority of the Board of Directors of the Company, prior to the date on which such tender offer was commenced, shall have approved and, after receiving advice from one or more investment banking firms, determined to be fair to the holders of Common Stock from a financial point of view, taking into account all factors which such members of the Board deem relevant including, without limitation, values indicated in light of long-term prospects or business plans or aggregate prices or values which could reasonably be achieved if part or all of the Company or its assets were sold or restructured on an orderly basis designed to realize maximum long-term value; or (ii) a statutory merger (A) in which all shares of Common Stock are exchanged for cash, and (B) which a majority of the Board of Directors of the Company, prior to the date on which the merger was agreed upon, shall have approved and, after receiving advice from one or more investment banking firms, determined to be fair to the holders of the Common Stock from a financial point of view, taking into account all factors which such members of the Board deem relevant including, without limitation, values indicated in light of long-term prospects or business plans or aggregate prices or values which could reasonably be achieved if part or all of the Company or its assets were sold or restructured on an orderly basis designed to realize maximum long-term value, or (iii) the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of December 17, 2000, by and among the Company, Rosemore, Inc., a Maryland corporation ("Rosemore"), and Rosemore Acquisition

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Corporation, a Maryland corporation ("RAC"), and related documents (the
"Related Transaction Documents") which include, without limitation, that certain Stock Purchase Agreement dated as of the date of the Merger Agreement, by and among P.A. Novelly, II and John K. Pruellage, as Trustees for The Novelly Exempt Trust U/I dated August 12, 1992 (the "Novelly Trust"), Douglas D. Hommert and William Lauber, as Trustees for The Capital Trust U/I dated February 4, 1994 (the "Capital Trust"), Paul
A. Novelly, as Trustee of the Paul A. Novelly Living Trust U/I dated July 28, 1982, as amended (the "Living Trust"), Golnoy Barge Company, Inc. ("Golnoy"), and Rosemore, and the related Escrow Agreement contemplated thereby, by and among Messrs. Novelly and Pruellage, as trustees of the Novelly Trust, Messrs. Hommert and Lauber, as trustees of the Capital Trust, Mr. Novelly, as trustee of the Living Trust, and Golnoy, Rosemore and Union Planters Bank, a national banking association, as escrow agent.

          3. Section 1(e) of the Rights Agreement is hereby deleted and the following new Section 1(e) inserted in lieu thereof:

     (e) A Person shall, subject to the exceptions and exclusions set forth below, be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

          (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

          (ii) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange

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rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall be deemed not to be the Beneficial Owner of, and not to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates, until such tendered securities are accepted for purchase or exchange;

          (iii) which such Person or any of such Person's Affiliates or Associates has the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall be deemed not to be the Beneficial Owner of, and not to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

          (iv) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

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     Anything in this Section 1(e) to the contrary notwithstanding, (A)
the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder; and (B) a Person shall be deemed not to be the "Beneficial Owner" of, and not to "beneficially own" any securities (1) which such Person has the right to vote pursuant to an agreement, arrangement or understanding if the right to vote such securities is granted to such Person or such Person's Affiliates or Associates pursuant to or in connection with the consummation of, or the solicitation of stockholder approval for, an Approved Transaction by such Person and/or such Person's Affiliates and/or Associates, or otherwise pursuant to or in connection with any agreement, arrangement or understanding for the acquisition of securities permitted by the immediately following clause (B)(2) of this paragraph;
(2) which such Person or any of such Person's Affiliates or Associates have the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding entered into in connection with or to facilitate the consummation of an Approved Transaction by such Person and/or such Person's Affiliates and/or Associates, including without limitation securities which such Person or any of such Person's Affiliates or Associates shall have the right to acquire pursuant to such agreement, arrangement or understanding in the event that the Approved Transaction is not consummated, provided that in the event that the Approved Transaction is not consummated such acquisition shall not be consummated prior to the latest date on which the Final Expiration Date can occur pursuant to this Agreement as it exists on the date on which such agreement, arrangement or understanding is entered into, or (3) which such Person or any of such Person's Affiliates or Associates have the right to vote pursuant to or in connection with the Related Transaction Documents (as such term is defined in Section 1(c) of this Agreement), or to acquire pursuant to or in connection with the Related Transaction Documents in the event

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that the Approved Transaction set forth in the Merger Agreement is not consummated, provided that in the event that the Approved Transaction is not consummated, any acquisition of securities pursuant to the Related Transaction Documents shall not be consummated prior to the latest date on which the Final Expiration Date can occur pursuant to this Agreement as it exists on the date on which such agreement, arrangement or understanding is entered into.

     4. Section 7(a) of the Rights Agreement is hereby deleted and the following new Section 7(a) inserted in lieu thereof:

          (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a share of Series A Preferred or Series B Preferred as to which the Rights are exercised, at or prior to the first to occur of the following (i) the earlier of the Close of Business on February 14, 2001 or that time which is immediately prior to acceptance by the State Department of Assessments and Taxation of Maryland of articles of merger consummating the merger transaction by and between the Company and RAC pursuant to the terms and conditions set forth in the Merger Agreement (as such term is defined in Section 1(c) of this Agreement) (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

     5. The Recitals set forth at the beginning of this Second Amendment are incorporated herein.

     6. Except as amended by this Second Amendment, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused

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this Second Amendment to be duly executed and attested, all as of the day and year first above written.


ATTEST:                    FIRST UNION NATIONAL BANK,
                           as Rights Agent

/s/ Ida M. Marinelli          By: /s/ Patricia M. McCool
----------------------         -----------------------------------
                              Name: Patricia M. McCool
                              Title: Assistant Vice President


ATTEST:                    CROWN CENTRAL PETROLEUM CORPORATION

/s/ Andrew Lapayowker         By: /s/ John E. Wheeler, Jr.
----------------------          ----------------------------------
                              Name:   John E. Wheeler, Jr.
                              Title:  Executive Vice President -
                                      Chief Financial Officer